Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: AUGUST 23, 2007		(513) 793-3200

LSI INDUSTRIES INC. REPORTS RECORD OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2007,
AND TAKES DIVIDEND ACTIONS

Cincinnati, OH; August 23, 2007 – LSI Industries Inc. (Nasdaq:LYTS)today:

•
reported record net sales, net income, and diluted per share earnings of $93,823,000,  $6,961,000, and $0.32, respectively for the fourth quarter of fiscal 2007; respective increases over the same period of the prior year were 31%, 56%, and 45%;

•
reported record net sales of $337,453,000, net income of $20,789,000, and record diluted per share earnings of $0.95 for the fiscal year ended June 30, 2007.  As compared to the prior fiscal year, net sales increased 20%, net income increased 44%, and diluted per share earnings increased 34%;

•	declared a regular cash dividend of $0.13 per share (indicated annual rate of $0.52 per share), and a special fiscal 2007 year-end cash dividend of $0.05 per share;

•	increased the regular annual indicated cash dividend rate from $0.52 to $0.60 per share (a 15% increase) for fiscal 2008; and

•	increased the target dividend payout ratio to between 50% and 70% of expected net income for the then current fiscal year.

Financial Highlights (In thousands, except per share data; unaudited)	Three Months Ended June 30			Fiscal Year Ended June 30
	2007	2006	% Change	2007	2006	% Change
Net Sales	$93,823	$71,744	30.8%	$337,453	$280,470	20.3%

Operating Income	$10,377	$6,143	68.9%	$32,550	$21,515	51.3%

Net Income	$6,961	$4,453	56.3%	$20,789	$14,443	43.9%

Earnings Per Share (diluted)	$0.32	$0.22	45.5%	$0.95	$0.71	33.8%

	6/30/07	6/30/06
Working Capital	$68,397	$66,787
Total Assets	$233,612	$224,401
Long-Term Debt	$--	$16,571
Shareholders’ Equity	$176,061	$164,985

LSI Industries Inc. Fiscal 2007 Fourth Quarter Results
August 23, 2007

Fourth Quarter 2007 Record Results

Net sales in the fourth quarter of fiscal 2007 were a record $93,823,000, an increase of 31% over last year’s fourth quarter net sales of $71,744,000.  Fiscal 2007 fourth quarter record net income of $6,961,000 (a record $0.32 per share) increased 56% from the $4,453,000 ($0.22 per share) reported last year in the same period.  Lighting Segment net sales increased 1% to $51.3 million (sales to the Commercial / Industrial market increased 12%), and Graphics Segment net sales increased 102% to $39.9 million.  Net sales of the Technology Segment, created as the result of the June 2006 acquisition of SACO Technologies, Inc., a leading developer and producer of solid state LED products, were $2.6 million in the fourth quarter of fiscal 2007.  Earnings per share represent diluted earnings per share.

Fiscal Year 2007 Record Results

Net sales in fiscal 2007 were a record $337,453,000, an increase of 20% over last year’s net sales of $280,470,000.  Fiscal 2007 net income of $20,789,000 (a record $0.95 per share) increased 44% from the $14,443,000 ($0.71 per share) reported last year.  Lighting Segment net sales increased 0.4% to $196.5 million (sales to the Commercial / Industrial market increased 9%), and Graphics Segment net sales increased 48% to $123.8 million.  Net sales of the Technology Segment were $17.1 million in fiscal 2007.   Fiscal 2007 earnings include a third quarter reversal of a $590,000 loss contingency reserve ($0.02 per share), associated with a menu board patent lawsuit, that is no longer required.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “We are pleased and encouraged that our business model which closely integrates lighting, graphics, and technology solutions produced all-time record operating results for both the fourth quarter and fiscal year ended June 30, 2007.  We have a great deal of momentum as we enter fiscal 2008 and look forward to another year of accomplishments, including record operating results.

“As fiscal 2008 unfolds, we expect to report on a number of important initiatives that are well underway.  These include the introduction of advanced solid-state white LED lighting fixtures for our specialty niche markets, bringing “on stream” our digital billboard facility in Cincinnati, continued progress in gaining share in the large and growing Commercial / Industrial market, new national re-imaging programs for our highly successful and industry leading graphics business, and continued improvement in our overall efficiency and favorable operating leverage resulting from higher sales.

“We are now well positioned to begin manufacturing solid-state LED outdoor billboards at a present annual rate of approximately 50 units, with additional capacity being added throughout the fiscal year.  We estimate annual capacity to be approximately 100 units by fiscal year end.  We believe this market represents an excellent business opportunity for LSI given our manufacturing and technology capabilities. With this manufacturing capacity in place, we are now focusing our efforts on developing sales for this product line.

“Once again we have increased our indicated annual cash dividend rate, a 15% increase from $0.52 to $0.60 per share.  This represents our fifteenth increase since we adopted a policy of regular cash dividends in 1989.  In addition to the regular $0.13 per share quarterly cash dividend, we declared a special year-end $0.05 per share cash dividend in connection with our record fiscal 2007 results.  We believe a strong dividend policy with a record of increasing cash dividends enhances shareholder returns.  Our cash dividend policy has been expanded by increasing the target payout ratio to a range of 50% to 70%, thereby providing additional flexibility in connection with declaring both regular and special cash dividends.

LSI Industries Inc. Fiscal 2007 Fourth Quarter Results
August 23, 2007

“We continue to value a conservative balance sheet and at fiscal 2007 year-end we enjoyed a strong liquidity position, no debt, unused credit facilities, and record shareholders’ equity.  A strong new initiative for fiscal 2008 will be to add growth through one or more carefully selected acquisitions.  We have several candidates under review.

“In summary, business is good, the outlook is positive, and we have many exciting developments and opportunities at hand as we enter fiscal 2008.  I look forward to reporting on our progress as the fiscal year unfolds.”

Balance Sheet

The balance sheet at June 30, 2007 included current assets of $123.4 million, current liabilities of $55.0 million and working capital of $68.4 million.  The current ratio was 2.24 to 1.  The Company has shareholders’ equity of $176.1 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of June 30, 2007 of $57 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.13 per share payable September 11, 2007 to shareholders of record as of September 4, 2007. The Board of Directors also declared a special year-end cash dividend of $0.05 per share, also payable September 11, 2007 to shareholders of record as of September 4, 2007.  In addition, an increase in the regular quarterly cash dividend rate from $0.13 per share to $0.15 per share was approved effective with the dividend scheduled following the first quarter of fiscal 2008.  This new indicated annual rate of $0.60 per share represents a 15% increase over the fiscal 2007 annual rate of $0.52 per share.  LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fifteen times during the period.

So as to provide additional flexibility regarding the declaration of regular and special dividends, the Board of Directors modified the Company’s long-standing cash dividend policy by increasing the target dividend payout range from 40% - 60% to 50% - 70% of the expected net income for the then current fiscal year.   The Company’s current cash dividend policy is set forth in the next paragraph.

Cash Dividend Policy

The Company’s cash dividend policy is that the indicated annual dividend rate will be set between 50% and 70% of the expected net income for the current fiscal year.  Consideration will also be given by the Board to special year-end cash or stock dividends.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

LSI Industries Inc. Fiscal 2007 Fourth Quarter Results
August 23, 2007

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology and applications with lighting, graphics and technology. We combine integrated technology, design, and manufacturing to supply high quality lighting fixtures and graphics elements for applications in the commercial, retail and specialty niche markets.  LSI’s Lighting Segment produces high performance, energy efficient lighting products dedicated to outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight applications.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage.  In addition, we provide design support, engineering and project management for custom programs for today’s retail environment.  The Company’s Technology Segment designs, produces, and supports high performance light engines and large format billboard and sports screens using solid-state LED technology.

LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,800 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2007 Fourth Quarter Results
August 23, 2007

Condensed Income Statements

(in thousands, except per share data; unaudited)	Three Months Ended June 30		Fiscal Year Ended June 30
	2007	2006	2007	2006

Net sales	$93,823	$71,744	$337,453	$280,470
Cost of products sold	68,434	52,933	248,274	209,057
Gross profit	25,389	18,811	89,179	71,413

Selling and administrative expenses	15,012	12,668	56,629	49,898

Operating income	10,377	6,143	32,550	21,515

Interest (income) expense, net	(68)	(148)	823	(472)

Income before income taxes	10,445	6,291	31,727	21,987

Income tax expense	3,484	1,838	10,938	7,544

Net income	$6,961	$4,453	$20,789	$14,443

Earnings per common share

Basic	$0.32	$0.22	$0.96	$0.72
Diluted	$0.32	$0.22	$0.95	$0.71

Weighted average common shares outstanding

Basic	21,695	20,302	21,676	20,194
Diluted	21,918	20,521	21,924	20,429

Condensed Balance Sheets

(in thousands, unaudited)	June 30, 2007	June 30, 2006
Current Assets	$123,358	$107,088
Property, Plant and Equipment, net	47,558	52,363
Other Assets	62,696	64,950
	$233,612	$224,401

Current Liabilities	$54,961	$40,301
Long-Term Debt	--	16,571
Other Long-Term Liabilities	2,590	2,544
Shareholders’ Equity	176,061	164,985
	$233,612	$224,401